EX-FILING FEES

Calculation of Filing Fee Tables

SC 13E-3

(Form Type)

ENERGY CO OF PARANA

(Name of the Issuer and Name of Person Filing Statement)

Table 1 – Transaction Valuation

	Transaction Valuation (1)	Fee Rate	Amount of Filing Fee
Fees to Be Paid	US$3,842,266,583.45	$0.00015310 (2)	US$588,251.01 (2)
Fees Previously Paid	-		-
Total Transaction Valuation	US$3,842,266,583.45		US$588,251.01
Total Fees Due for Filing			US$588,251.01
Total Fees Previously Paid			-
Total Fee Offsets			-
Net Fee Due			US$588,251.01

____________________________

(1) Calculated solely for the purpose of determining the filing fee in accordance with Rule 0-11(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Transaction Valuation was calculated assuming that no holder of preferred class B shares of COPEL, no par value (the “Class B Preferred Shares”) or American Depositary Shares, each representing four Class B Preferred Shares (the “PN ADSs”) will exercise withdrawal rights. The transaction valuation (estimated solely for purposes of computing the filing fee pursuant to Rule 0-11 under the Exchange Act) is calculated as the sum of (1) 1,591,978,654, the number of Class B Preferred Shares eligible to be converted into common shares of COPEL, no par value (“Common Shares”) in the transaction as of June 18, 2025, multiplied by R$11.78, the average of the high and low prices of the Common Shares as reported on the Brazilian stock exchange (B3 S.A. - Brasil, Bolsa, Balcão, or “B3”) on June 18, 2025, converted into U.S. dollars based on an exchange rate of R$5.4879 to US$1.00, the selling rate as reported by the Central Bank of Brazil (Banco Central do Brasil) as of June 18, 2025, (2) 21,839,159 the PN ADSs outstanding as of June 18, 2025, eligible to be exchanged for American Depositary Shares, each representing four Common Shares (the “Common ADSs”) in the transaction, multiplied by US$8.67 the average of the high and low prices of the Common ADSs as reported on the New York Stock Exchange on June 18, 2025 and (3) 1,679,335,290 the number of Class B Preferred Shares (including Class B Preferred Shares held as PN ADSs) eligible to receive the cash consideration in the transaction multiplied by R$0.7749, the per-share cash consideration of the transaction, converted into U.S. dollars based on an exchange rate of R$5.4879 to US$1.00, the selling rate as reported by the Central Bank of Brazil (Banco Central do Brasil) as of June 18, 2025.

(2) The amount of the filing fee calculated in accordance with the Exchange Act equals US$153.10 for each US$1,000,000 of transaction value. The filing fee was calculated in accordance with Rule 0-11 under the Exchange Act.

Table 2 – Fee Offset Claims and Sources

Not applicable